Exhibit 7.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 7, 2022, is entered into by and between Oracle Health, Inc., a Nevada corporation (the “Oracle NV”), and Oracle Health, Inc., a Delaware corporation (“Oracle DE”). Oracle NV and Oracle DE are sometimes together referred to herein as the “Constituent Entities.”

RECITALS

Oracle NV was incorporated on June 3, 2022 in order to facilitate the conversion of Oracle DE from a Delaware corporation to a Nevada corporation by merging Oracle DE with and into Oracle NV, with Oracle NV continuing as the surviving entity (the “Merger”).

No shares of Oracle NV’s capital stock have been issued as of the date of this Agreement. The shareholders of Oracle DE (the “Oracle DE Shareholders”) hold all of the issued and outstanding capital stock of Oracle DE as set forth on Exhibit A hereto.

The Board of Directors of Oracle NV and Board of Directors of Oracle DE have deemed it advisable and in the best interests of Oracle NV and Oracle DE, respectively, to consummate the Merger upon the terms and subject to the conditions herein stated.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

1. Terms and Conditions of Merger.

(a) The Merger. 1.Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Oracle DE shall be merged with and into Oracle NV. From and after the Effective Time, Oracle NV shall be the surviving corporation (the “Surviving Company”) and the separate existence of Oracle DE shall cease, all as, and with the effect provided by, the General Corporation Law of the State of Delaware (the “DGCL”), the Nevada Revised Statutes (the “NRS”), and this Agreement.

(b) Effective Time. 2.The Merger shall become effective for purposes of Delaware and Nevada law at such date and time as the Certificates of Merger (as defined below) have been filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada (such latest date being the “Effective Time”).

(c) Filing of Certificates of Merger.  Prior to the Effective Time, Oracle NV shall file (i) articles of merger with the Secretary of State of the State of Nevada in accordance with the NRS and (ii) a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Certificates of Merger”).

2. Governing Documents; Directors and Officers.

(a) Certificate of Incorporation.  The articles of incorporation of Oracle NV in effect at the Effective Time shall be the articles of incorporation of the Surviving Company, and shall, from and after the Effective Time, continue in full force and effect until amended in accordance with the provisions provided therein or the applicable provisions of the NRS.

(b) Bylaws.  The Bylaws of Oracle NV in effect at the Effective Time shall be the bylaws of the Surviving Company and shall, from and after the Effective Time, continue in full force and effect until amended in accordance with the provisions provided therein or the applicable provisions of the NRS.

(c) Board of Directors and Officers.  The directors and officers of Oracle NV at the Effective Time shall, from and after the Effective Time, continue to be the directors and officers of the Surviving Company, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3. Effect of Merger.

(a) Effect of Merger on Constituent Entities.  The Merger shall have the effects set forth in Section 259 of the DGCL and Chapter 92A of the NRS.

(b) Effect of Merger on Ownership Interests.  At the Effective Time, by virtue of this Agreement, and without any action on the part of the holder thereof, each share of Common Stock of Oracle DE issued and outstanding shall be automatically converted into a share of Common Stock of Oracle NV, $0.00001 par value per share, and such shares shall constitute as of the Effective Time the only issued and outstanding shares of capital stock of Oracle NV. At the Effective Time, by virtue of this Agreement, and without any action on the part of the holder thereof, each option, warrant, convertible note or other security that is exercisable or exchangeable for, or convertible into, Common Stock of Oracle DE shall automatically become exercisable or exchangeable for, or convertible into, Common Stock of Oracle NV.

(c) Further Assurances. From time to time, as and when required by the DGCL or the NRS, there shall be executed and delivered on behalf of Oracle NV such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Oracle NV, the title to and possession of powers, franchises and authority of Oracle DE and otherwise to carry out the purposes of this Agreement, and the officers and directors of Oracle NV are fully authorized in the name and on behalf of Oracle NV or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4. Miscellaneous.

(a) Amendment. At any time prior to the Effective Time, this Agreement may be amended in any manner as may be determined in the judgment of the Board of Directors of Oracle NV and the Board of Directors of Oracle DE to be necessary, desirable or expedient.

(b) Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by either the Board of Directors of Oracle NV or the Board of Directors of Oracle DE or both.

(c) Tax-Free Reorganization.  The Merger is intended to be a tax-free plan or reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

(d) Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(e) No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(f)   Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(g) Headings.  The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(h) Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement of Merger has been duly executed and delivered by the parties hereto as of the date first written above.

ORACLE HEALTH, INC.,
a Delaware corporation

By:	/s/ Jaeson Bang
Name:	Jaeson Bang
Title:	Chief Executive Officer

ORACLE HEALTH, INC.,
a Nevada corporation

By:	/s/ Jaeson Bang
Name:	Jaeson Bang
Title:	Chief Executive Officer

EXHIBIT A

Oracle DE Shareholders List